Exhibit 99.1

Filed by Independent Bank Corporation
Commission File Number 0-7818
Pursuant to Rule 425 Under the Securities Act of 1933
Form S-4 File No. 333-222358
Subject Company: TCSB Bancorp, Inc.

News Release

Independent Bank Corporation
4200 East Beltline Avenue NE
Grand Rapids, MI 49525
616.527.5820

For Release:	Immediately

Contact:	William B. (“Brad”) Kessel, President and CEO, Independent Bank Corporation, 616.447.3933
Robert (“Rob”) N. Shuster, Chief Financial Officer, Independent Bank Corporation, 616.522.1765
Constance (“Connie”) A. Deneweth, Chief Executive Officer, TCSB Bancorp, Inc., 231.995.5544
Ann M. Bollinger, President and Chief Financial Officer, TCSB Bancorp, Inc., 231.995.8020

INDEPENDENT BANK CORPORATION ANNOUNCES REGULATORY APPROVALS
TO ACQUIRE TRAVERSE CITY STATE BANK

GRAND RAPIDS/TRAVERSE CITY, Mich., Feb. 15, 2018 - Independent Bank Corporation (NASDAQ: IBCP), the parent company of Independent Bank, with total assets of approximately $2.8 billion, and TCSB Bancorp, Inc. (“TCSB”), the parent company of Traverse City State Bank, with total assets of approximately $350 million, previously announced the signing of a definitive merger agreement on Dec. 4, 2017 for IBCP to acquire TCSB.

The proposed transaction has been approved by both the Federal Reserve Bank of Chicago and the Michigan Department of Insurance and Financial Services.

A meeting of the TCSB shareholders has been scheduled for Mar. 14, 2018 to consider and vote upon a proposal to approve the merger agreement between IBCP and TCSB.  Assuming requisite TCSB shareholder approval and satisfaction of other closing conditions, the merger of IBCP and TCSB is currently expected to be effective on Apr. 1, 2018.

About Independent Bank Corporation

Independent Bank Corporation (NASDAQ: IBCP) is a Michigan-based bank holding company with total assets of approximately $2.8 billion.  Founded as First National Bank of Ionia in 1864, Independent Bank Corporation operates a branch network across Michigan's Lower Peninsula through one state-chartered bank subsidiary.  This subsidiary (Independent Bank) provides a full range of financial services, including commercial banking, mortgage lending, investments and insurance.  Independent Bank Corporation is committed to providing exceptional personal service and value to its customers, stockholders and the communities it serves.

About TCSB Bancorp, Inc.

TCSB Bancorp, Inc. is a Michigan-based bank holding company with total assets of approximately $350 million.  Founded in 2000, TCSB is the parent company of Traverse City State Bank and provides a full array of banking services through five full-service branches in the Traverse City area.

For more information, please visit our Web sites at:  IndependentBank.com and TCSB.com

No Offer or Solicitation

This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the merger agreement or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Forward-Looking Statements

This release may contain “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements about our expectations, beliefs, plans, strategies, predictions, forecasts, objectives or assumptions of future events or performance are not historical facts and may be forward-looking. These statements include our expectation regarding the effective time o f the proposed merger of IBCP and TCSB. Forward-looking statements involve estimates, known and unknown risks, assumptions and uncertainties that could cause actual strategies, actions or results to differ materially from those expressed in them, and are not guarantees of timing, future results or other events or performance. Because forward-looking statements are necessarily only estimates of future strategies, actions or results, based on management’s current expectations, assumptions and estimates on the date hereof, and there can be no assurance that actual strategies, actions or results will not differ materially from expectations, readers are cautioned not to place undue reliance on such statements. Factors that may cause such a difference include, but are not limited to, the failure to obtain the requisite approval of the merger agreement by TCSB shareholders or the failure of any other condition to the closing of the proposed merger.  Any forward-looking statement speaks only as of the date on which it is made, and IBCP undertakes no obligation to update any forward-looking statement, whether to reflect events or circumstances after the date on which the statement is made, to reflect new information or the occurrence of unanticipated events, or otherwise.

Important Additional Information

This communication is being made in respect of the proposed merger transaction involving IBCP and TCSB. IBCP has filed a registration statement on Form S-4 with the Securities and Exchange Commission (“SEC”), which includes a proxy statement of TCSB and a prospectus of IBCP. A definitive proxy statement/prospectus is being sent to TCSB shareholders seeking the required shareholder approval. Before making any voting or investment decision, investors and security holders of TCSB are urged to carefully read the entire registration statement and proxy statement/prospectus, when they become available, as well as any amendments or supplements to these documents, because they will contain important information about the proposed transaction. The documents filed by IBCP with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, the documents filed by IBCP may be obtained free of charge at its website at www.independentbank.com. The information available through IBCP's website is not and shall not be deemed part of this press release or incorporated by reference into other filings IBCP makes with the SEC. Alternatively, these documents, when available, can be obtained free of charge from IBCP upon written request to Independent Bank Corporation, Attn: CFO, 4200 East Beltline Avenue NE, Grand Rapids, MI 49525, or by calling (616) 522-1765.

TCSB and its directors, executive officers, and certain other members of management and employees may be soliciting proxies from TCSB shareholders in favor of the transaction. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of TCSB shareholders in connection with the proposed transaction will be set forth in the prospectus and proxy statement when it is filed with the SEC. Free copies of this document may be obtained as described above.